UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.141-11(c) or sec. 240.14a-12
CYBERONICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CYBERONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

[               ]

Dear Stockholder:

Notice is hereby given that the 2006 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on February 1, 2007, at [          ], central time, at [          ].  At the Annual Meeting, stockholders will be asked to:

1. Elect eight directors to serve for the following year and until their successors are duly elected;

2. Ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics for the fiscal year ending April 27, 2007; and

3. Transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 18, 2006 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please use the enclosed WHITE proxy card to vote by telephone or Internet or by signing, dating and returning the enclosed WHITE proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/ David S. Wise

David S. Wise
Vice President, General Counsel and Secretary

i

ii

CYBERONICS, INC.
100 Cyberonics Boulevard
Houston, Texas 77058

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cyberonics, Inc. for use at our 2006 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on February 1, 2007, at [          ], central time, at [          ].

The Notice of Annual Meeting, this proxy statement, the enclosed WHITE proxy card and our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 are being mailed to stockholders beginning on or about [          ], 2007.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2006 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to elect eight directors to serve for the following year and until their successors are duly elected, ratify the selection of KPMG LLP as our independent registered public accounting firm and transact such other businesses as may properly come before the Annual Meeting.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of December 18, 2006. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Your Board has appointed Reese S. Terry, Jr. and John A. Riccardi (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record” of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or by a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and these proxy materials are being forwarded to you by that custodian. As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 25,711,387 shares of our common stock outstanding. Consequently, the presence of the holders of at least 12,855,694 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?”

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by:

•	signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope,

•	voting by telephone by following the instructions on the enclosed WHITE proxy card or

•	voting over the Internet by following the instructions on the enclosed WHITE proxy card.

If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the easy instructions provided by your record holder to vote the enclosed WHITE proxy card by telephone, Internet or by signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (the record holder) giving you the right to vote the shares. If you hold your shares in street-name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What are the recommendations of the Board?

Unless you give other instructions on your proxy card, the Proxy Holders will vote in accordance with the recommendations of our Board. Our Board recommends that you vote:

•	FOR the election of the eight nominated directors; and

•	FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending April 27, 2007.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Secretary, David S. Wise, by mail to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369, (2) mailing in a new proxy card bearing a later date or by voting at a later date by telephone or Internet or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors. This means that the eight director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but have no legal effect on the election of directors under Delaware law.

Other Items.  For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes, if any, will not be counted as having been voted and will not have an effect on the outcome of this proposal.

If you hold your shares in “street name” through a bank, broker or other holder of record, that custodian may not be permitted to exercise voting discretion. Thus, if you do not give your bank, broker or other holder of record specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

  Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These individuals are listed on Appendix A to this proxy statement. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained the services of Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee not to exceed $225,000 and agreed to reimburse them for certain expenses. Innisfree M&A Incorporated will employ approximately 50 people for the solicitation. As discussed below under the heading “Stockholder Director Nominations,” The Committee for Concerned Cyberonics, Inc. Shareholders nominated four directors to stand for election at the Annual Meeting. As a result, we have and will continue to incur substantial additional costs in connection with the solicitation of proxies. Increased costs will include increased fees of outside counsel and public relations advisors, increased printing and mailing costs for additional solicitation materials, including the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners as described above, and the costs of retaining an independent inspector of election. We estimate that the aggregate cost (exclusive of litigation, if any) to us will be approximately $[          ], of which $[          ] has been incurred to date. The additional costs do not include the costs represented by the regular salaries and wages of our employees and officers.

Appendix A to this proxy statement contains certain information regarding our directors, officers and other participants who will be soliciting proxies on our behalf.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance — Director Selection Process” and “Proposals for the 2007 Annual Meeting of Stockholders” for more details.

  What is “householding” and how does it affect me?

The Securities and Exchange Commission has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

  Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8631. Banks and brokers may call collect at (212) 750-5833. You may also contact our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058.

  Where may I obtain additional information about Cyberonics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 filed with the Securities and Exchange Commission on [          ], 2006. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. The Annual Report is not part of the proxy solicitation material.

If you would like to receive any additional information, please contact our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058.

YOUR VOTE IS IMPORTANT:

If you hold your shares in registered name, please vote FOR Proposals 1 and 2 by using the enclosed WHITE proxy card to vote by telephone or Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER HOLDER OF
RECORD, ONLY THAT CUSTODIAN CAN VOTE YOUR SHARES ON YOUR BEHALF.
PLEASE PROMPTLY FOLLOW THE INSTRUCTIONS PROVIDED BY
YOUR CUSTODIAN IN ORDER TO DIRECT THEM TO VOTE YOUR SHARES
FOR PROPOSALS 1 AND 2 ON THE WHITE PROXY CARD.

CORPORATE GOVERNANCE

Our Governance Practices

General

We are committed to good corporate governance. Our Board has established a Corporate Governance Manual to guide the operation and direction of our Board and its committees. The Corporate Governance Manual includes our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of our Board. Each of these documents is available on our website at www.cyberonics.com.

Code of Ethics

Our Board has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents and representatives. In addition, our Board has adopted a Financial Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controllers. A copy of each of Code of Ethics is available on our website at www.cyberonics.com. Any change to, or waiver from, either of these codes of ethics will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of eight directors, all of whom are seeking election at the Annual Meeting. It is our policy that the number of directors serving on our Board not exceed a number that can function effectively as a body. The Nominating & Governance Committee of our Board (the “Nominating & Governance Committee”) considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

Director Independence

Our Board believes that the interests of our stockholders are best served by having a substantial number of objective, independent representatives on our Board. The Nominating & Governance Committee determines whether or not each director and each prospective director is independent. During the fiscal year ended April 28, 2006, the Nominating & Governance Committee evaluated all relationships between each director and Cyberonics and determined, in its business judgment, that all directors other than Robert P. Cummins, then the Chief Executive Officer, meet the criteria for independence established by NASDAQ Stock Market LLC (“NASDAQ”). Subsequent to that evaluation, Mr. Cummins resigned and Reese S. Terry, Jr., a current director, assumed the position of Chief Executive Officer on an interim basis. Accordingly, Mr. Terry is not independent at the present time.

Meetings

Our Board held a total of 11 meetings and acted by written consent eight times during the fiscal year ended April 28, 2006. During the fiscal year ended April 28, 2006, all applicable directors attended at least 75% of the Board meetings and the meetings held by committees on which the director served.

Executive Sessions; Presiding Director

The independent directors meet in executive session at each regularly scheduled meeting of our Board. The independent directors met in executive session four times during the fiscal year ended April 28, 2006. The director who presides at these meetings is selected annually by the Nominating & Governance Committee. The presiding director is responsible for preparing an agenda for the meetings of the non-management directors in executive sessions. Mr. Coelho was elected by the Nominating & Governance Committee in the fiscal year ended April 28, 2006 to act as the presiding director of executive sessions.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

The Nominating & Governance Committee monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fully fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ regulations. Our Board has adopted a policy, as reflected in our Corporate Governance Guidelines, prohibiting any Board member from serving on the boards of more than four other public companies. In addition, no director may serve on the audit committee of more than two other public company boards, if such director also serves on our Board’s Audit Committee, unless our Board specifically determines that such service would not impair the director’s ability to serve effectively on the our Board’s Audit Committee. The Chairman of our Board’s Audit Committee, Guy Jackson, currently serves on the audit committees of four other public company boards, and our Board has determined that such service does not impair Mr. Jackson’s ability to serve effectively on our Board’s Audit Committee.

Term Limits

Our Board does not believe it should establish term or age limits. While term limits could help ensure that there are fresh ideas and viewpoints available to our Board, our Board believes that they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations and, therefore, provide an increasing contribution to our Board as a whole. As an alternative to term limits, the Nominating & Governance Committee reviews each director’s continuation on our Board every three years.

Succession Planning

The Nominating & Governance Committee is responsible for and makes an annual report to our Board on succession planning. Following the resignation of Robert P. Cummins on November 17, 2006, our Board formed an ad hoc committee consisting of the members of the Nominating & Governance Committee plus two additional Board members to evaluate potential successors to the Chief Executive Officer position.

Chairman and Chief Executive Officer

Effective on November 18, 2006, our Board decided to separate the positions of Chief Executive Officer and Chairman of our Board. Our Board then elected Tony Coelho to serve as non-executive Chairman of our Board.

Board and Committee Self-Evaluation

Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating & Governance Committee receives comments from all directors and reports annually to our Board with an assessment of our Board’s performance. This is then discussed with the full Board following the end of each fiscal year. The assessment focuses on our Board’s contribution to us and specifically focuses on areas in which our Board or management believes that our Board could improve.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully informed basis. Each new director is provided with the opportunity to fully review our business, personnel and operations in conjunction with accepting a seat on our Board. To that end, our Board adopted a policy in the fiscal year ended April 28, 2006 requiring that at least one member of each standing committee of our Board attend an ISS-endorsed director education program during each fiscal year. The Nominating & Governance Committee is responsible for insuring compliance with this policy, which is set forth in our Corporate Governance Guidelines. Additional steps with respect to director orientation and continuing education are taken as necessary to comply with applicable securities laws and NASDAQ regulations.

Director Selection Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs. However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors, diversity, age, skill, experience in the context of our Board’s needs, independence qualifications and whether prospective nominees have relevant business and financial experience, industry and/or other specialized expertise and good moral character.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole and by the Chairman of the Nominating & Governance Committee.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 not later than 120 calendar days prior to the date that the proxy statement for the previous year’s annual meeting is first mailed to our stockholders. The written request must include (1) the name and address of the person or persons to be nominated, (2) the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee, (3) the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, (4) a signed consent by each nominee to serve as our director, if elected, (5) the nominating stockholder’s name and address, (6) the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder, and (7) in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting. From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2007 Annual Meeting of Stockholders.”

As discussed below under “Stockholder Director Nominations,” we received two separate letters from a stockholder purporting to nominate four directors to our Board. The Nominating & Governance Committee reviewed the experience of the four nominees, including interviews of each by an independent professional search firm specializing in director recruiting and acting as an advisor to the Nominating & Governance Committee. One of the candidates was also interviewed by the Chairman of the Nominating & Governance Committee as well as independent legal counsel to the Nominating & Governance Committee. After thorough consideration, the Nominating & Governance Committee declined to nominate the proposed nominees.

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cyberonics, Inc., 100 Cyberonics, Blvd., Houston, Texas 77058.

The General Counsel (or any successor to the duties thereof) will review each such communication received from shareholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, then the General Counsel may forward such communication to the executive or chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.

Committees of Our Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each committee is comprised entirely of independent directors as currently required under the Securities and Exchange Commission’s rules and requirements and the listing standards of NASDAQ and each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cyberonics.com.

The table below provides the composition of each committee of our Board during the fiscal year ended April 28, 2006 and the current composition(1):

Nominating &
	Audit		Compensation			Governance
	Committee		Committee			Committee
Name	Current	2006	Current	2006		Current		2006

Stanley H. Appel, M.D.			X	X				X
Tony Coelho				X		X	(2)	Chairman
Guy C. Jackson	Chairman	Chairman
Kevin S. Moore	X			X		X		X
Hugh M. Morrison	X		Chairman
Alan J. Olsen		X				Chairman
Michael J. Strauss, M.D., M.P.H		X	X
Reese S. Terry, Jr.				Chairman	(3)			X

(1)	The membership of our Board committees was revised in November 2006.

(2)	Mr. Coelho serves as an interim member to the Nominating & Governance Committee in place of Mr. Terry while Mr. Terry serves as our Interim Chief Executive Officer.

(3)	Subsequent to Mr. Matricaria’s resignation in July 2005, Mr. Terry replaced Mr. Matricaria as Chairman of the Compensation Committee.

Audit Committee

The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	monitoring actions we take to comply with our internal accounting and control policies as well as external accounting, legal and regulatory requirements;

•	reviewing the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion on in our Annual Report on Form 10-K (the “independent auditors”);

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors; and

•	selecting our independent auditors and evaluating their performance.

The Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the Securities and Exchange Commission’s rules and regulations, NASDAQ listing requirements and our Corporate Governance Guidelines. Our Board, in its business judgment, has determined that each of the current members of the Audit Committee, Messrs. Jackson, Moore and Morrison, qualifies as an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s rules and regulations.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel or our independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent auditors and management regarding our financial reporting. The Audit Committee meets at least quarterly with management and the independent auditor in separate executive sessions to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth under “Audit Matters” in this proxy statement. In addition, a copy of the Audit Committee Charter is set forth on Appendix B to this proxy statement.

The Audit Committee held 11 meetings and acted by written consent one time during the fiscal year ended April 28, 2006.

Compensation Committee

The Compensation Committee establishes salary and incentive compensation of our executive officers and administers our employee benefit plans. The Nominating & Governance Committee, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the Securities and Exchange Commission’s rules and regulations, NASDAQ listing requirements and our Corporate Governance Guidelines. The Report of the Compensation Committee is set forth under “Executive Officers and Compensation Information” in this proxy statement.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Each year, the Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer based on this evaluation;

•	reviews and makes a recommendation to our Board regarding the compensation of all directors;

•	reviews and sets the compensation of our executive officers with the Chief Executive Officer present for such review and determination;

•	reviews and makes recommendations to our Board with respect to incentive-compensation plans and equity-based plans;

•	reviews and approves, for the Chief Executive Officer and the senior executives, all annual and other compensation arrangements and components;

•	when and as appropriate, reviews and approves, for the Chief Executive Officer and the senior executives, all employment agreements, severance arrangements, and change-in-control agreements and provisions; and

•	reviews and approves, or reviews and recommends to our Board for its approval of, any transaction in our equity securities, or derivatives of those equity securities, between us and any of our officers or directors who are subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or senior executive compensation. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause us to pay the fees and expenses of such consultants. The Compensation Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause us to pay the fees and expenses of such outside advisors.

The Compensation Committee held 10 meetings and acted by written consent four times during the fiscal year ended April 28, 2006.

Nominating & Governance Committee

The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under NASDAQ listing requirements and our Corporate Governance Guidelines. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, please see “Director Selection Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the Nominating & Governance Committee:

•	prepares and recommends to our Board for adoption appropriate corporate governance guidelines and modifications from time to time to those guidelines;

•	establishes criteria for selecting new directors and actively seeks individuals qualified to become board members for recommendation to our Board;

•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws, or our Corporate Governance Guidelines;

•	determines whether or not each director and each prospective director is independent, disinterested, or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	recommends to our Board a director who serves as Chairman;

•	reviews annually the advisability or need for any changes in the number and composition of our Board;

•	reviews annually the advisability or need for any changes in the number, charters or titles of committees of our Board;

•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;

•	ensures that the chairman of each committee reports to our Board annually about the committee’s annual evaluation of its performance and evaluation of its charter;

•	receives comments from all directors and reports to our Board annually with an assessment of our Board’s performance, to be discussed with the full Board following the end of each fiscal year;

•	reviews and reassesses annually the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board for approval; and

•	makes a report to our Board annually on succession planning and works with our Board to evaluate potential successors to the Chief Executive Officer.

The Nominating & Governance Committee has the sole authority to retain, amend the engagement with, and terminate any search firm to be used to identify director candidates. It has sole authority to approve the search firm’s fees and other retention terms and has authority to cause us to pay the fees and expenses of the search firm. The Nominating & Governance Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause us to pay the fees and expenses of such outside advisors.

The Nominating & Governance Committee held eight meetings and acted by written consent four times during the fiscal year ended April 28, 2006.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal No. 1: Election of Directors

Our Board is currently composed of eight directors, all of whom are seeking election at the Annual Meeting. Unless otherwise instructed, the Proxy Holders will vote all of the proxies received by them FOR each of the eight nominees named below. In the event that any of the nominees becomes unavailable, the Proxy Holders will vote, in their discretion, for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the 2007 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE LISTED BELOW.

Director Nominees.  Based on recommendations from the Nominating & Governance Committee, our Board has nominated eight directors for election at the Annual Meeting. In February 2006, the Nominating & Governance Committee engaged a recruiting consultant, The Directors’ Council, to assist it in identifying and evaluating potential candidates for membership to our Board. Pursuant to the terms of its engagement, for which we paid a fee of $50,000, a Directors’ Council representative met with members of the Nominating & Governance Committee to develop an understanding of the specific qualifications and characteristics desired in the director candidates, identified candidates who met the specified qualifications, previewed the opportunity with the candidates, presented a slate of five qualified candidates, and worked with the Nominating & Governance Committee to assess and interview each selected candidate. The Directors’ Council also considered, interviewed, and made recommendations with respect to director candidates referred for consideration by us and by our stockholders.

The names and certain information about the nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age

Stanley H. Appel, M.D.	73
Tony Coelho	64
Guy C. Jackson	64
Kevin S. Moore	52
Hugh M. Morrison	60
Alan J. Olsen	59
Michael J. Strauss, M.D., M.P.H.	53
Reese S. Terry, Jr.	64

Dr. Appel has been a member of our Board since December 1996. Dr. Appel is the Peggy and Gary Edwards Distinguished Endowed Chair for the Treatment and Research of ALS, Department of Neurology, Neurological Institute, The Methodist Hospital, Professor of Neurology, Weill Medical College of Cornell University and Professor of Biochemistry and Molecular Physiology at Baylor College of Medicine. He was previously Chair of the Department of Neurology at Baylor College of Medicine as well as Chief of the Neurology division and the James B. Duke Professor of Medicine at Duke University Medical Center, North Carolina. Dr. Appel is a native of Massachusetts and received his Bachelor Degree at Harvard University and his Medical Degree from Columbia College of Physicians and Surgeons. He is Director of the MDA/ALS Research and Clinical Center at the Methodist Neurological Institute, and past Director of a National Institute of Aging Alzheimer’s Disease Research Center. Dr. Appel is a member of numerous professional societies and committees, and is the author of 15 published books and over 350 articles on topics such as ALS, neuromuscular disease, Alzheimer’s disease, and Parkinson’s disease. He has received a number of awards for his accomplishments in Neurology and Biochemistry, including the Gold Medal Award in 1997 from Columbia College of Physicians and Surgeons for “Distinguished Achievements in Medicine,” the Sheila Essey Award in 2003 from the American Academy of Neurology for “outstanding research in Amyotrophic Lateral Sclerosis,” Elected Fellow of the American Association for the Advancement of Science in recognition of the “dedication and commitment to advancing science and serving society” in 2003, Baylor College of Medicine Alumni Association Distinguished Faculty Award in 2004, MDA’s Wings Over Wall Street Diamond Award in 2004, Texas Neurological Society Lifetime Achievement Award in 2005 and the Forbes Norris Award for “compassion and love for humanity in research and treatment in patients with ALS” from the International Alliance of ALS/MND Associations in 2005.

Mr. Coelho has been a member of our Board since March 1997 and was appointed Chairman in November 2006. Since June 1988, Mr. Coelho has been an independent business consultant. From October 1996 to June 1998, Mr. Coelho was the Chairman and Chief Executive Officer of ETC w/tci, the Washington-based education, training and communications subsidiary of Tele-Communications, Inc. From January 1990 to September 1995, Mr. Coelho served as the President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc., an asset management firm, and from October 1989 to September 1995, he served as Managing Director of Wertheim Schroder and Co., an investment banking firm. Mr. Coelho served in the United States House of Representatives from California from 1979 to 1989 and as House Majority Whip from 1986 to 1989. Mr. Coelho also serves on the board of directors of Service Corporation International, a funeral service corporation, Warren Resources, an oil and gas exploration company, Ceptor Corporation, a biopharmaceutical company, and Unifund Government Services, LLC, a debt collection company, for which he also serves as chairman. Mr. Coelho is also the Chairman of the Epilepsy Foundation, a national organization that works for people affected by seizures through research, education, advocacy and service. Mr. Coelho also served as Chairman of the President’s Committee on Employment of People with Disabilities from 1994 to 2001.

Mr. Jackson has been a member of our Board since July 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson has served as the audit partner for a number of public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson has a B.S. degree from The Pennsylvania State University and a MBA from the Harvard Business School. Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company, EpiCept Corporation, a specialty pharmaceutical company, Life Time Fitness, Inc., an operator of fitness centers, and Urologix, Inc., a medical device company.

Mr. Moore has been a member of our Board since January 2004. He has over 20 years of investment and management experience. He has been with The Clark Estates, Inc. since 1991 where he is currently President and a director. Mr. Moore is responsible for all activities of The Clark Estates and its various affiliated investments and interests. The Clark Estates manages the business and financial affairs of the Clark family, co-founders of I.M. Singer & Company in 1850. Mr. Moore serves on the Boards of Directors of 3D Systems Corporation, Time Out New York magazine, and the National Baseball Hall of Fame & Museum where he is also Treasurer. He is also Vice Chairman of The Mary Imogene Bassett Hospital. Mr. Moore was originally appointed to our Board, and is nominated as a director, pursuant to an agreement with The Clark Estates which requires our Board to nominate him for election as a director so long as The Clark Estates holds at least 600,000 shares of common stock, which were purchased in our private placement offering in 1997.

Mr. Morrison was appointed to our Board in November 2006. From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as Chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly held designer, developer, manufacturer and marketer of advanced implantable neuromodulation devices. In December 2005, Advanced Neuromodulation Systems, Inc. was sold to St. Jude Medical, Inc. Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and Chief Executive Officer, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (“Pilgrim”), and its parent, Clean Acquisition, Inc. (“Clean”). In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division. Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006. Mr. Morrison is licensed as a Certified Public Accountant.

Mr. Olsen has been a member of our Board since June 1999. He has over 30 years of medical device sales and marketing experience beginning with Smith & Nephew Richards, Inc., Danek Medical, Inc. and Sofamor Danek Group, Inc. He was founder and President of Danek Medical, Inc., a pioneer in the spinal fixation device market, which later became part of Sofamor Danek Group, Inc. He served as a director of Sofamor Danek Group, Inc. from 1985 to 1993. Since 1992, Mr. Olsen has served on the board of directors of five medical device or technology start-up companies that have either been acquired or are still operating businesses. He is the founder of Robomedica, Inc., which develops robotic devices to train paralyzed people to walk again. Mr. Olsen also serves on the board of directors of several private and charitable organizations.

Dr. Strauss has been a member of our Board since March 1997. Dr. Strauss is a health policy and business consultant who works with medical technology and service companies. He is an expert on medical device reimbursement. From 2001 until January 2005, he served as Chief Executive Officer of Naviscan PET Systems, Inc., a developer of compact, high-resolution positron emission tomography (PET) devices. From 1988 through 1999, Dr. Strauss was a founder and officer of Covance Health Economics and Outcomes Services, Inc., a healthcare consulting and service firm that specializes in medical product reimbursement. He also serves on the board of directors of VisionCare Opthalmic Technologies, which is developing products to treat macular degeneration and other disorders.

Mr. Terry co-founded Cyberonics in December 1987 and served as Chairman of our Board and Chief Executive Officer until February 1990, when he became Chairman of our Board and Executive Vice President. He also served as Chief Executive Officer for a portion of 1995. Mr. Terry resigned from his position as Executive Vice President in February 2000 and from his positions as Chairman of our Board and Secretary in June 2001. In November 2006, Mr. Terry was appointed by our Board as Chief Executive Officer on an interim basis while our Board conducts a search for Chief Executive Officer. From 1976 to 1986, Mr. Terry held executive positions with

Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and Vice President of Quality. Mr. Terry serves on the Board on the Epilepsy Foundation, a national organization that works for people affected by seizures through research, education, advocacy and service. Mr. Terry also serves on the Board of IDEV, a privately held biomedical device company in the cardiovascular device field.

Proposal No. 2: Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ended April 27, 2007.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended April 26, 2002. The engagement of KPMG LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 28, 2006, and has recommended, and our Board has approved their inclusion therein. See “Audit Matters — Report of the Audit Committee” included elsewhere in this proxy statement.

Although stockholder ratification of the selection of KPMG LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is required to approve and ratify the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended April 28, 2006, to our knowledge, all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of November 30, 2006, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the Securities and Exchange Commission’s rules and regulations) by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers and (4) all current executive officers and directors as a group. Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of our shares of our common stock.

	Amount and Share
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(2)

Boston Scientific	3,570,000		13.9%
One Boston Scientific Place
Natick, MA 01760-1537
FMR Corp.	2,818,300	(3)	11.0%
82 Devonshire Street
Boston, MA 02109
Metropolitan Capital Advisors, Inc. and The Committee for Concerned Cyberonics, Inc. Shareholders	1,844,312	(3)	7.2%
c/o Bedford Falls Investors, L.P.
660 Madison Avenue, 20th Floor
New York, NY 10021
MFS Investment Management	1,833,770	(3)	7.1%
500 Boylston Street
Boston, MA 02116-3741
Granahan Investment Management, Inc.	1,459,720	(3)	5.7%
275 Wyman Street, Suite 270
Waltham, MA 02451-1289
Robert P. Cummins(4)	1,498,750		5.6%
Pamela B. Westbrook(5)	176,548		*
John A. Riccardi(6)	4,666		*
Michael A. Cheney(7)	185,784		*
W. Steven Jennings(8)	65,168		*
Shawn P. Lunney(9)	146,020		*
George E. Parker(10)	113,026		*
Richard Rudolph, M.D(11)	160,416		*
Randal L. Simpson(12)	108,916		*
David S. Wise(13)	118,926		*
Stanley H. Appel, M.D.(14)	156,132		*
Tony Coelho(15)	119,832		*
Guy C. Jackson(16)	32,266		*

	Amount and Share
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Kevin S. Moore(17)	859,399	3.3%
Hugh M. Morrison(18)	—	—
Alan J. Olsen(19)	45,807	*
Michael J. Strauss, M.D., M.P.H.(20)	92,332	*
Reese S. Terry, Jr. (21)	520,162	2.0%
All current executive officers and directors as a group (16 persons)(22)	4,404,150	15.5%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Restricted stock not yet vested is included in the total shares outstanding but excluded from both the total shares held by the beneficial holder and the total shares deemed outstanding for computing the percentage of the person holding such restricted stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 25,711,387 at November 30, 2006.

(3)	This amount is based upon Schedule 13 reports filed by the named beneficial owner with the Securities and Exchange Commission as of November 30, 2006.

(4)	Includes 10,000 shares held in trusts for the benefit of Mr. Cummins’ children of which Mr. Cummins serves as trustee and 10,000 shares held directly by Mr. Cummins’ wife. Also includes 1,250,000 shares subject to options exercisable on or before January 29, 2007, which include 100,000 options held in trusts for the benefit of Mr. Cummins’ children and 50,000 options held by Mr. Cummins’ wife. Mr. Cummins resigned as our Chairman of our Board, Chief Executive Officer and President and as a director on November 17, 2006. For a description of the compensation paid to Mr. Cummins in connection with his resignation, including acceleration of vesting for outstanding options and restricted stock grants, see “Employment Agreements — Robert P. Cummins.”

(5)	Includes 166,139 shares subject to options exercisable on or before January 29, 2007. Ms. Westbrook resigned as our Vice President, Finance and Administration and Chief Financial Officer on November 19, 2006. For a description of the compensation paid to Ms. Westbrook in connection with her resignation, including acceleration of vesting for outstanding options and restricted stock grants, see “Employment Agreements — Pamela B. Westbrook.”

(6)	Includes 4,666 shares subject to options exercisable on or before January 29, 2007. Mr. Riccardi was appointed Interim Chief Financial Officer in November 2006.

(7)	Includes 185,634 shares subject to options exercisable on or before January 29, 2007.

(8)	Includes 65,168 shares subject to options exercisable on or before January 29, 2007.

(9)	Includes 121,548 shares subject to options exercisable on or before January 29, 2007.

(10)	Includes 111,926 shares subject to options exercisable on or before January 29, 2007. Mr. Parker was appointed Interim Chief Operating Officer in November 2006.

(11)	Includes 160,416 shares subject to options exercisable on or before January 29, 2007.

(12)	Includes 108,108 shares subject to options exercisable on or before January 29, 2007.

(13)	Includes 116,926 shares subject to options exercisable on or before January 29, 2007.

(14)	Includes 91,332 shares subject to options exercisable on or before January 29, 2007.

(15)	Includes 111,332 shares subject to options exercisable on or before January 29, 2007.

(16)	Includes 28,766 shares subject to options exercisable on or before January 29, 2007.

(17)	Includes (a) 25,266 shares subject to options exercisable on or before January 29, 2007 and (b) 823,133 shares as being beneficially owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(18)	Mr. Morrison joined our Board in November 2006.

(19)	Includes 41,332 shares subject to options exercisable on or before January 29, 2007.

(20)	Includes 91,332 shares subject to options exercisable on or before January 29, 2007.

(21)	Includes 97,400 shares held in trust for the benefit of Mr. Terry’s children of which Mr. Terry serves as trustee. Also includes 46,332 shares subject to options exercisable on or before January 29, 2007. Mr. Terry was appointed Interim Chief Executive Officer in November 2006.

(22)	Includes 2,726,223 shares subject to options held by executive officers and directors, which options are exercisable on or before January 29, 2007. Also includes shares that may be determined to be beneficially owned by executive officers and directors. See Notes 2 through 21 above.

STOCK PERFORMANCE GRAPH

The graph and table below compare the cumulative total stockholder return of our common stock from April 27, 2001 through April 28, 2006 to the cumulative total return over such period of (1) the Standard & Poor’s 500 Index and (2) the Standard & Poor’s 500 Health Care Equipment Index. The graph assumes that $100 was invested in April 2001 in our common stock and in each of the comparative indices.

The information contained in the graph below shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Comparison of 5-Year Cumulative Total Return
Assumes Initial Investment of $100

	2001	2002	2003	2004	2005	2006
Cyberonics, Inc.	$100.00	$118.86	$200.26	$207.81	$330.61	$203.42
S&P 500	$100.00	$87.37	$75.75	$93.08	$98.97	$114.23
S&P Healthcare Equipment	$100.00	$107.74	$107.57	$148.16	$150.90	$148.96

LEGAL PROCEEDINGS

We are named as a nominal defendant in a stockholder derivative lawsuit brought on behalf of the company styled Rudolph v. Cummins, et al. pending in the United States District Court for the Southern District of Texas, Houston Division, naming as defendants each of the current members of our Board, as well as several of our current and former officers, alleging purported improprieties in our issuance of stock options and the accounting related to such issuances. The operative Amended Complaint also purports to state a putative class action claim against the individual defendants for violation of Section 14(a) of the Securities Exchange Act, as well as claims against the individual defendants for breach of fiduciary duty, gross mismanagement and corporate waste, against the officer defendants for unjust enrichment, and against certain individual defendants for insider trading.

We are also named as nominal defendant in five stockholder derivative lawsuits brought on behalf of the company in the District Court of Harris County, Texas, including Smith v. Cummins, pending in the 189th District Court, Adel v. Cummins, pending in the 234th District Court, McKeehan v. Cummins, pending in the 11th District Court, Nussbaum v. Cummins, pending in the 215th District Court, and Wunschel v. Cummins, pending in the 165th District Court. These cases collectively name as defendants each of the current members of our Board, several of our former directors, including Thomas A. Duerden and Ronald A. Matricaria, and several of our current and former officers, including Robert P. Cummins, Pamela B. Westbrook, Michael A. Cheney, David S. Wise, Alan D.

Totah, Richard P. Kuntz, Richard L. Rudolph, David F. Erinakes, Shawn P. Lunney and Rick L. Amos. They allege purported improprieties in our issuance of stock options and the accounting related to such issuances.

On November 18, 2006, our Board formed a Special Litigation Committee (“SLC”) to investigate, analyze and evaluate the derivative claims raised in these lawsuits, to consider and determine whether to pursue, dismiss or attempt to resolve the derivative claims in the best interests of us and our stockholders, and to determine the actions, if any, we should take with respect to the derivative claims. Our Board appointed as Chairman of the SLC, Hugh M. Morrison, an independent Board member who was appointed to our Board on November 9, 2006. On December 18, 2006, we moved to stay all proceedings in the federal and state derivative lawsuits pending the completion of the SLC process.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our stockholders, including Messrs. Cummins and Terry, Dr. Appel and venture capital firms formerly affiliated with Mr. Cummins, are entitled to certain registration rights with respect to the common stock held by them.

Our Bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and that we are required to advance expenses to our officers and directors as incurred. Further, we have entered into indemnification agreements with our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

In July 2005, we hired Sandra Matherly, RN, NP, the sister of Robert P. Cummins (our former President, Chairman of our Board and Chief Executive Officer) as a case manager. During the fiscal year ended April 28, 2006, the sum of compensation expenses, benefits and employer payroll taxes due for the employment of Ms. Matherly was approximately $65,900. Additionally, Ms. Matherly received stock option grants on July 18, 2005 and February 20, 2006 for 1,000 and 500 options at a cost per option of $44.98 and $28.70, respectively. The stock options vest monthly over five years from the date of grant. In compliance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, no compensation expense was recorded during the fiscal year ended April 28, 2006 applicable to the vested portion of these grants. We have adopted the Statement of Financial Accounting Standard No. 123R, Share Based Payment, as of April 29, 2006, using the Modified Prospective Method. We will recognize compensation expense for the portion of these grants that vest subsequent to the adoption date accordingly.

All future transactions between us and our officers, directors, principal stockholders and affiliates must be approved by a majority of our Board, including a majority of the independent and disinterested outside directors on our Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2006 Compensation

Annual compensation for our non-employee directors for the fiscal year ended April 28, 2006 was comprised of the following components:

•	cash compensation, consisting of annual retainers for board and committee membership and meeting and committee fees; and

•	equity compensation, consisting of stock option grants or restricted stock grants under our 2005 Stock Option Plan.

In addition, we made available portable email technology services to our non-employee directors with an estimated value of $1,100 per year. Each compensation component and the total fiscal year 2006 compensation of our non-employee directors are shown in the following table:

	Fees Earned or Paid in Cash
	Board and Committee	Board	Committee		Other
Director	Retainer Fees(1)	Meeting Fees(2)	Meeting Fees(3)	Stock Awards(4)	Compensation(5)	Total

Stanley Appel, M.D.	$33,000	$9,500	$11,500	$182,950	$1,100	$238,050
Tony Coelho	38,000	9,500	12,500	182,950	1,100	244,050
Guy Jackson	35,000	9,500	8,000	182,950	1,100	236,550
Ronald A. Matricaria(6)	14,167	2,500	2,500	—	275	19,442
Kevin Moore	38,000	8,000	11,000	182,950	1,100	241,050
Alan Olsen	31,000	10,000	8,000	182,950	1,100	233,050
Michael Strauss, M.D., M.P.H.	31,000	8,500	8,000	182,950	1,100	231,550
Reese S. Terry, Jr.	29,000	9,500	9,100	182,950	1,100	231,650

(1)	Consists of the following annual retainers: board membership — $25,000; membership for each committee — $4,000 (members of the Audit Committee receive an additional $2,000); committee Chairman — $5,000 (the Chairman of the Audit Committee receives an additional $5,000).

(2)	Consists of the following: each meeting attended in person — $1,500 and each meeting attended telephonically — $500.

(3)	Consists of the following: each meeting attended in person — $1,000 and each meeting attended telephonically — $500.

(4)	On June 1, 2005, our non-employee directors received an award of 5,000 shares of restricted stock which vests 20% per year on the anniversary of the grant date, subject to forfeiture in the event the director no longer serves on our Board. All outstanding restricted stock awards at April 28, 2006 are valued in the table at the market closing price of our stock on the grant date, June 1, 2005, at $36.59 per share. If the value of these restricted shares was based on the market closing price of our stock on the last trading day of the fiscal year ended April 28, 2006 ($23.19 per share), the market value of these shares would be $115,950 for each director.

(5)	Reflects portable email technology services valued at $1,100 per year.

(6)	Mr. Matricaria resigned from our Board in July 2005. The compensation provided to Mr. Matricaria reflects the pro-rated portion of his service on our Board.

Changes for 2007 Compensation

For the fiscal year ending April 29, 2007, we have supplemented the compensation of our non-employee directors set forth above by adding as compensation to our non-executive Chairman an annual retainer of $75,000 and an annual grant of 10,000 restricted shares of common stock (which vest annually over a three-year period from the date of grant). In addition, we have added a one-time grant of 10,000 restricted shares of common stock (which vests annually over a five-year period from the date of grant) to non-employee directors upon their first election or appointment to our Board. The estimated value of the portable email technology services made available to our non-employee directors has been increased to $1,800 per year.

EXECUTIVE OFFICERS AND COMPENSATION INFORMATION

Executive Officers Who are Not Directors

Michael A. Cheney joined us in July 2001 as Vice President of Marketing and Managing Director of the Depression Business Unit. Mr. Cheney has more than 18 years of pharmaceutical marketing and product launch experience. From September 1997 to July 2001, he was Senior Director, Obesity Business Unit at Knoll Pharmaceutical Company, the U.S. pharmaceutical unit of BASF Corporation, which was recently acquired by Abbott Laboratories, where he was responsible for the launch of Meridia® (sibutramine hydrochloride), a leading anti-obesity drug. Prior to that, Mr. Cheney was Group Director, Central Nervous System Therapeutics Marketing at

Wyeth-Ayerst Laboratories, a subsidiary of American Home Products, where he was responsible for the marketing of Effexor® (venlafaxine hydrochloride) and the launch of Effexor® XR, a leading brand of medication for the treatment of depression.

W. Steven Jennings joined us in May 2003 as Vice President, Sales. Mr. Jennings has more than 25 years of pharmaceutical sales and marketing experience, including over 15 years of sales management experience at Solvay Pharmaceuticals, CIBA GEIGY and Reed and Carnrick. Prior to joining us, Mr. Jennings was Global Vice President, Gastrointestinal and Women’s Health at Solvay where he was responsible for worldwide sales and marketing for the two largest of Solvay’s four pharmaceutical divisions. During his 10-year career at Solvay, he also held positions in product management, regional and U.S. national sales management and Business Director for Solvay’s Mental Health and Cardiovascular business.

Shawn P. Lunney joined us in April 1991 and served in various sales, marketing and reimbursement planning positions with us until May 1996, when he became Vice President, Marketing. He is currently serving as Vice President of Market Development. Prior to joining us, Mr. Lunney held the position of Sales and Marketing Manager with Perceptive Systems, Inc., a hospital laboratory medical instrument manufacturer, from December 1985 to April 1991.

George E. Parker III joined us in July 2003 as Vice President of Human Resources. In November 2006, Mr. Parker assumed the role of Chief Operating Officer on an interim basis. Prior to joining us, he was Vice President, Human Resources at PerkinElmer Instruments from 1999 to 2002. Mr. Parker has 22 years of human resource management and consulting experience and has worked in a number of industries including medical equipment and pharmaceuticals with experience in building and developing people and organizations to support rapidly growing products and markets in both the U.S. and Europe.

John A. Riccardi joined us in November 2005 as Director of Financial Planning & Analysis and served in that role until November 2006 when he became Chief Financial Officer on an interim basis. Prior to joining us, Mr. Riccardi worked in several positions of increasing responsibility at Johnson & Johnson, a major producer and seller of products in the health care industry, from May 1997 to November 2005.

Richard L. Rudolph, M.D. joined us in August 2001 as Vice President, Clinical and Medical Affairs and Chief Medical Officer. He has 20 years of pharmaceutical and medical device research and management experience in the neuroscience area. He has authored and co-authored numerous publications. Prior to joining us, Dr. Rudolph was Senior Director, Clinical Research and Development at Wyeth-Ayerst Research. During his 16-year career at Wyeth-Ayerst, Dr. Rudolph was responsible for numerous clinical studies and research on Effexor® (venlafaxine hydrochloride) and Effexor® XR, a leading brand of medication for the treatment of patients with depression and generalized anxiety disorder.

Randal L. Simpson joined us in 1998 and has served in various manufacturing management positions such as Director, Manufacturing, Director, Materials and Sr. Director of Operations, until October 2003 when he became Vice President, Operations. Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing. Mr. Simpson has over 22 years of manufacturing experience with over 15 years of experience in the medical device industry.

David S. Wise joined us in September 2003 as Vice President and General Counsel. He was appointed our Secretary in November 2003. From July 1994 to September 2003, Mr. Wise was employed at Centerpulse USA Inc. (formerly Sulzer Medica USA Inc.), a medical technology company specializing in orthopedic products acquired by Zimmer Holdings, Inc. in 2003, serving as Group Vice President and General Counsel from September 1998 to September 2003. Prior to July 1994, he spent 12 years in private legal practice focused on intellectual property and commercial litigation. Mr. Wise has more than 24 years of experience in intellectual property, business development and legal affairs in private practice and in corporate practice in the medical device industry.

Executive Officer Compensation

Summary Compensation Table

Except as noted below, the following table sets forth the compensation paid by us for the fiscal year ended April 28, 2006 to our Chief Executive Officer and each of our four other most highly compensated executive officers whose total compensation exceeded $100,000 as well as that of our General Counsel. These officers are referred to as the “named executive officers”:

							Long-Term Compensation
							Awards
		Annual Compensation						Securities
					Other Annual		Restricted Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation		Awards(1)	Options (#)(2)	Compensations(3)

Robert P. Cummins(4)	2006	$542,788	$5,507		$—		$3,783,000	—	$420
Chairman of the Board,	2005	395,000	429,841		—		—	150,000	456
President and Chief	2004	410,257	244,918		—		—	250,000	403
Executive Officer
Pamela B. Westbrook(5)	2006	287,788	43,007		—		177,945	—	274
Vice President, Finance and	2005	275,000	150,067		—		—	27,650	308
Administration and Chief	2004	233,365	78,807		—		49,175	20,000	360
Financial Officer
Michael A. Cheney	2006	308,385	45,507		—		177,945	—	420
Vice President, Marketing	2005	300,000	163,694		—		—	—	456
	2004	311,538	52,244		—		65,567	25,000	363
W. Steven Jennings	2006	251,885	37,259		—		177,945	—	545
Vice President, Sales	2005	250,000	136,440		—		—	5,000	456
	2004	235,577	87,331	(6)	90,580	(7)	—	150,000	438
Richard Rudolph, M.D.	2006	283,558	42,259		—		944,855	—	786
Vice President, Clinical and	2005	255,000	139,165		—		—	20,000	884
Medical Affairs and	2004	254,231	80,057		—		55,029	35,000	234
Chief Medical Officer
David S. Wise	2006	244,250	39,134		—		177,945	—	420
Vice President, General	2005	232,000	119,678		—		—	34,500	363
Counsel and Secretary	2004	141,060	39,855		—		—	150,000	183

(1)	The value shown is the number of restricted shares times the market price of our stock on the grant date. The following table shows the number of restricted shares granted in 2006 and the total number of shares and dollar value of restricted stock held by the named executive officer as of April 28, 2006. There were no restricted stock awards granted during the fiscal year ended April 29, 2005.

			Restricted Stock Holdings
			as of April 28, 2006
	Restricted Stock Awards Granted		Valued at $23.19 Per Share
	Number of Restricted		Number of
Name	Shares Granted	Vesting Schedule of Grant	Shares	Value

Robert P. Cummins(a)	100,000	Vests 20% per year on each anniversary of the grant date	100,000	$2,319,000
Pamela B. Westbrook(b)	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
Michael A. Cheney	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
W. Steven Jennings	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
Richard Rudolph, M.D.	12,500	Vests 20% per year on each anniversary of the grant date	12,500	$289,875
	11,933	Vests 100% on first anniversary of the grant date	11,933	$276,726
David Wise	10,000	Vests 20% per year on each anniversary of the grant date	10,000	$231,900

(a)	Pursuant to the Resignation Agreement dated November 17, 2006 between Mr. Cummins and us, all shares of restricted stock previously granted to Mr. Cummins vested immediately on November 17, 2006 and became freely tradable.

(b)	Pursuant to the Resignation Agreement dated November 19, 2006 between Ms. Westbrook and us, all shares of restricted stock that had not vested but would have vested within 12 months following November 19, 2006 (1,000 shares) vested immediately on November 19, 2006 and became freely tradable.

(2)	During the fiscal year ended April 28, 2006, we did not adjust or amend the exercise price of the stock options previously awarded to any of the named executive officers. However, during the fiscal year ending April 27, 2007, we anticipate that the exercise price of certain options awarded to the named executive officers will be amended. See “Ten-Year Option Repricings below.

(3)	Represents premiums paid for term-life insurance.

(4)	Mr. Cummins resigned as Chairman of our Board, Chief Executive Officer and President and as a director on November 17, 2006. For a description of the compensation paid to Mr. Cummins in connection with his resignation, see “Employment Agreements — Robert P. Cummins.”

(5)	Ms. Westbrook resigned as our Vice President, Finance and Administration and Chief Financial Officer on November 19, 2006. For a description of the compensation paid to Ms. Westbrook in connection with her resignation, see “Employment Agreements — Pamela B. Westbrook.”

(6)	Includes $50,000 for hiring bonus.

(7)	Represents $90,580 for expenses paid to Mr. Jennings in connection with his relocation to Houston.

Aggregated Option Exercises in the Last Fiscal Year

The following table sets forth, for the named executive officers, each officer’s exercise of stock options through the fiscal year ended April 28, 2006 and the period-end value of unexercised options:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money Options
	Shares		Options at Fiscal Year-End	at Fiscal Year-End
	Acquired on	Value	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	Exercise(#)	Realized($)(1)	(#)(2)	($)(3)

Robert P. Cummins(4)	—	—	1,009,174/240,286	$5,922,110 / $1,129,890
Pamela B. Westbrook(5)	—	—	148,632/29.018	2,220,865/170,681
Michael A. Cheney	—	—	159,385/45,915	1,185,572/297,235
W. Steven Jennings	—	—	61,917/68,083	261,595/286,855
Richard Rudolph, M.D	—	—	138,417/41,583	1,014,876/217,574
David S. Wise	—	—	89,250/95,250	98,136/193,709

(1)	Represents market value of underlying securities at date of exercise less option exercise price.

(2)	Options generally vest over five-year periods and 1/60th of the optioned shares vest each month until fully vested.

(3)	Market value of underlying securities at fiscal year-end is based on the fair market value of the securities on April 28, 2006 ($23.19 per share) less the exercise price.

(4)	Mr. Cummins resigned as Chairman of our Board, Chief Executive Officer and President and as a director on November 17, 2006. Pursuant to the Resignation Agreement dated November 17, 2006 between Mr. Cummins and us, all stock options previously granted to Mr. Cummins vested immediately and became fully exercisable, subject to the conditions set forth in the Resignation Agreement.

(5)	Ms. Westbrook resigned as our Vice President, Finance and Administration and Chief Financial Officer on November 19, 2006. Pursuant to the Resignation Agreement dated November 19, 2006 between Ms. Westbrook and us, all stock options that had not vested but would have vested within 12 months following November 19, 2006 (10,531 shares) vested immediately and became fully exercisable, subject to the conditions set forth in the Resignation Agreement.

Ten-Year Option Repricings

During the fiscal year ended April 28, 2006, we did not adjust or amend the exercise price of the stock options previously awarded to any of the named executive officers. However, during the fiscal year ending April 27, 2007, we anticipate that the exercise price of certain options awarded to the named executive officers will be amended for the reasons set forth below.

In June 2006, the Audit Committee conducted a review of our stock option grants, practices and procedures. In November 2006, the Audit Committee reported its findings that certain stock options granted primarily during the period 1999 to 2004 were not accounted for correctly in accordance with accounting pronouncements applicable to the time periods when the grants were issued. Because the vesting of misdated options gives rise in certain circumstances to an excise tax payable by the grantee, we anticipate that we will agree with the grantee of some of the misdated options to increase the exercise price of the option to the fair market value of the stock on the date of the grant. We anticipate that the agreements to increase the exercise price will be effected during the fiscal year ending April 27, 2007.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of April 28, 2006:

			Number of securities
			remaining available
		Weighted-average	for future issuance
	Number of securities to	exercise price of	under equity
	be issued upon exercise	outstanding	compensation plans
	of outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights	reflected in Column(A))
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders(1)	2,751,405	$18.2337	401,056
Equity compensation plans not approved by security holders	4,359,062	20.0518	702,351

Total	7,110,467	$19.3483	1,103,407

(1)	The Cyberonics, Inc. Amended 1988 Stock Incentive Plan, the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan, the Cyberonics, Inc. 1998 Stock Option Plan and the Cyberonics, Inc. New Employee Equity Inducement Plan were approved by our Board and became effective in March 1988, November 1996, October 1998 and June 2003, respectively. In addition to these plans, we have entered into stand-alone stock agreements with Messrs. Totah, Cheney and Rudolph. Options granted under the 1988 Stock Option Plan, the 1996 Stock Option Plan, the New Employee Equity Inducement Plan and the stand-alone agreements generally vest ratably over four or five years following their date of grant. Options granted under the 1998 Stock Option Plan generally vest seven years from the grant date but can accelerate based upon the achievement of specific milestones related to regulatory approval and the achievement of company objectives. Options granted have a maximum term of 10 years.

Employment Agreements

Robert P. Cummins

On August 5, 2005, we entered into a five-year employment agreement with Mr. Cummins. After its initial five-year term, the employment agreement provided for automatic extension for an additional one-year term on each anniversary of the agreement, unless terminated by written notice six months prior to the anniversary date by either Mr. Cummins or us. The employment agreement provided that Mr. Cummins would serve as our Chief Executive Officer and Chairman of our Board. Pursuant to this agreement, Mr. Cummins received an annual base salary of $600,000, which could be adjusted annually by the Compensation Committee, and was eligible to earn a bonus up to 80 to 110% of his annual base salary based on his achievement of specified performance goals established by the Compensation Committee. Mr. Cummins received a grant of 75,000 shares of restricted stock, vesting 15,000 shares at the end of each year over a five-year period, in connection with the execution of the agreement. The agreement also provided that Mr. Cummins was to receive on the first anniversary of the date of execution of this employment agreement, a grant of 75,000 shares of restricted stock vesting 18,750 shares at the end of each year over a four-year period; and on the second anniversary of the execution date, a grant of 75,000 shares of restricted stock vesting 25,000 shares at the end of each year over a three-year period. Mr. Cummins was eligible for an annual overachievement bonus based on the overachievement of specified performance goals. Mr. Cummins’ employment agreement was approved by the Compensation Committee and was, in part, based on a survey of comparable companies and recommendations made by Towers Perrin, an independent compensation consulting firm. The compensation package provided in the employment agreement is approximately equal to the seventy-fifth percentile of our peer group. In the event of a termination of his employment other than for good cause, Mr. Cummins was entitled to receive a payment equal to twice the sum of his annual base salary and his annual bonus at 100% of his base salary. In addition, in the event of such a termination, all shares of restricted stock granted to Mr. Cummins prior to the date of termination would vest and be delivered immediately on termination, and Mr. Cummins would receive a cash payment in lieu of shares of restricted stock that he was contractually entitled to receive but that had not been granted as of the date of termination. The amount of the cash payment was determined by multiplying the number of such shares by the closing price for a share of our common stock as of the date of termination. Additionally, the employment agreement provided that if any payments to Mr. Cummins were subject to any excise or additional tax imposed by Section 4999 or Section 409A of the Internal Revenue Code, a “gross-up” payment would be made to place Mr. Cummins in the same net after-tax position as would have been the case if no excise or additional tax had been imposed. The employment agreement also included noncompetition provisions that applied while Mr. Cummins was employed by us and for one to two years following a termination of Mr. Cummins’ employment, depending on the circumstances.

On November 17, 2006, Mr. Cummins resigned from all positions with us and our Board. In connection with Mr. Cummins’ resignation, we entered into a Resignation Agreement, dated November 17, 2006, with Mr. Cummins (the “Cummins Resignation Agreement”). In settlement of amounts owed to Mr. Cummins under his employment agreement, the Cummins Resignation Agreement provided for the payment of approximately $1.7 million in cash within five days, the issuance of 75,000 unregistered shares of our common stock to Mr. Cummins, the acceleration of vesting for outstanding options and restricted stock grants and the payment of certain benefits. The Cummins Resignation Agreement also provided for the payment to Mr. Cummins of an amount equal to the cash value of 75,000 shares of our common stock within one week of the filing of our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 and for the payment of cash for certain tax payments that will be incurred by Mr. Cummins as provided in Paragraph 6(f) of his employment agreement.

Pamela B. Westbrook

Ms. Westbrook entered into an employment agreement with us as described below under “Other Named Executive Officers.” On November 19, 2006, Ms. Westbrook resigned from all positions with us. In connection with Ms. Westbrook’s resignation, we entered into a Resignation Agreement, dated November 19, 2006, with Ms. Westbrook (the “Westbrook Resignation Agreement”). The Westbrook Resignation Agreement provided for the payment of $300,000 in cash to Ms. Westbrook within five days and the acceleration and vesting of any stock options and restricted stock that would have vested within the next 12 months if Ms. Westbrook had remained employed by us. Also on November 19, 2006, we entered into a consulting agreement with Ms. Westbrook (the “Westbrook Consulting Agreement”). The Westbrook Consulting Agreement provides that Ms. Westbrook will advise us with respect to financial matters, including the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 and Quarterly Reports on Form 10-Q for the quarters ended July 28, 2006 and October 27, 2006. We agreed to pay Ms. Westbrook $1,200 per day for these services.

Other Named Executive Officers

We have entered into three-year employment agreements commencing in June 2006 with Messrs. Cheney, Jennings, Rudolph and Wise. Pursuant to the terms of the employment agreements, each officer has agreed to devote his full business time, attention and energies to our business in exchange for a specified compensation, including a base salary, eligibility to participate in the annual bonus plan for our officers (with a target bonus of 50% of the officer’s annual base salary), eligibility to participate in the annual overachievement bonus plan for our officers as determined by the Compensation Committee, eligibility for equity grants at the discretion of the Compensation Committee and general welfare benefits. In the event that we terminate the officer without cause prior to expiration of the employment agreement, he is entitled to receive, in addition to unpaid salary and any earned, but unpaid, bonus for a prior year, a lump sum payment equal to 150% of the sum of his annual salary and the most recent bonus earned, or at the election of the officer, 150% of his annual salary and vesting under grants of options or restricted shares of the number of shares that would have vested during the 12-month period following his termination date had he remained in our employ.

Executive Severance Agreements

In connection with accepting positions as an officer, each of our officers entered into a severance agreement with us that provides certain benefits during the protected period following a change of control as such terms are defined in the severance agreement (collectively, the “Severance Agreements”). The initial term of the Severance Agreements is one year and is automatically extended for successive one-year terms following the initial term. However, if a change of control (as defined in the Severance Agreements) occurs during the term of the Severance Agreement, the Severance Agreement cannot terminate until one year after the change of control. The Severance Agreements generally provide for the payment of (1) three times the sum of the officer’s base salary and bonus amount; plus (2) that portion of the officer’s base salary earned, and vacation pay vested for the prior year and accrued for the current year to the date of termination but not paid or used, and all other amounts previously deferred by the officer or earned but not paid as of such date under all company bonus or pay plans or programs. Additionally, the Severance Agreements provide that if any payments to the officer would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code, a “gross-up” payment will be made to the officer in the same net after-tax position as would have been the case that no excise tax had been imposed.

Other Compensatory Arrangements

In connection with the resignations of Mr. Cummins and Mrs. Westbrook, our Board appointed Reese S. Terry, Jr. as Interim Chief Executive Officer, John A. Riccardi as Interim Chief Financial Officer and George E. Parker III as Interim Chief Operating Officer. In December 2006, the Compensation Committee determined that, effective as of November 19, 2006, Messrs. Terry, Riccardi and Parker would receive the following:

•	Mr. Terry will receive a salary at the annual rate of $300,000 per year while he continues to serve as our Interim Chief Executive Officer.

•	Mr. Parker will receive, in addition to his base salary of $196,650, a supplemental bi-weekly payment at the annual rate of $100,000 while he continues to serve as our Interim Chief Operating Officer. This supplemental payment will be included with Mr. Parker’s base salary for purposes of calculating his bonus under our annual bonus and overachievement bonus plans for our executive officers. Mr. Parker is eligible to receive an annual bonus of up to 50% of his total salary and an annual overachievement bonus in such amount as may be determined by the Compensation Committee.

•	Mr. Riccardi will receive, in addition to his base salary of $149,784, a supplemental bi-weekly payment at the annual rate of $100,000 while he continues to serve as our Interim Chief Financial Officer. This supplemental payment will be included with Mr. Riccardi’s base salary for purposes of calculating his bonus under our corporate bonus plan, pursuant to which Mr. Riccardi is eligible to receive a bonus of up to 30% of his total salary. In addition, the Compensation Committee agreed that we will reimburse Mr. Riccardi for legal fees he incurs in connection with his assumption of his new responsibilities on behalf of us.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Report of the Compensation Committee

Compensation Policy.  The executive compensation policies of Cyberonics, Inc. (“Cyberonics”) are designed to attract, retain and motivate the highly skilled executive officers upon whose performance Cyberonics is dependent by providing compensation packages competitive with those provided by similarly situated companies with whom Cyberonics competes for key employees. To assist the Compensation Committee in gathering market information with respect to compensation levels of comparable companies, the Compensation Committee has engaged the services of Towers Perrin, an independent compensation consulting firm. It is the Compensation Committee’s policy that compensation of executive officers should include base compensation coupled with stock-based incentive opportunities and cash bonuses based on their level of responsibility. Prior to July 1, 2004, Cyberonics did not contribute to any retirement programs on behalf of any of its employees. Commencing July 1, 2004, Cyberonics matches employee contributions to the Cyberonics 401(K) Retirement Plan at the rate of 50% of up to 6% of an employee’s wages or salary. Compensation levels for executive officers are generally established for each fiscal year near the beginning of the fiscal year. Compensation levels for employees are established annually on a common review date of June 30th.

Base Salaries.  Base salaries for all employees are generally set at levels that are viewed as competitive. The Compensation Committee determined that the primary elements of officer compensation were to be base salaries together with bonus plan earnings and equity participation through options or restricted shares. The increase in annual base salaries for officers for the fiscal year ended April 28, 2006 was established by the Compensation Committee in May 2005 and, on average, reflected increases of approximately 9.5% over fiscal 2005 levels. In February 2006, each officer voluntarily agreed to a 10% reduction in salary until such time as we report positive quarterly earnings before non-cash charges. The Compensation Committee determined that no increase in salary for our officers was appropriate for fiscal 2007.

Bonuses.  The Compensation Committee generally establishes performance objectives for executive officer bonuses at the same time that annual salary levels are established for the fiscal year. Bonus performance objectives are generally tied to a combination of company-wide and individual performance goals. Based upon Cyberonics’ financial performance during the fiscal year ended April 28, 2006, the Compensation Committee approved bonuses to executive officers solely based on individual performance goals, resulting in bonuses that averaged 25% of their potential bonuses.

Overachievement Bonus.  Executive officers are eligible to receive a discretionary annual overachievement bonus if Cyberonics overachieves specified performance goals. Based upon Cyberonics’ financial performance during the fiscal year ended April 28, 2006, the Compensation Committee did not award any overachievement bonuses for executive officers.

Restricted Stock Awards.  The Compensation Committee approved grants of long-term incentive compensation in the form of restricted stock shares in fiscal 2006 to executive officers in light of the responsibilities of the executive officers and their current stakes in our long-term success. These grants are reflected in footnote 1 to the “Summary Compensation Table” of the proxy statement. The Compensation Committee considered grants of long-term incentive compensation in the form of restricted stock shares in fiscal 2007 to executive officers and determined that no such grants were appropriate at that time.

Compensation of Chief Executive Officer.  In the fiscal year ended April 28, 2006, the Compensation Committee believed that the compensation of the Chief Executive Officer, Mr. Cummins, should be closely tied to the success of Cyberonics, and should provide Mr. Cummins with a stake in the future success of Cyberonics. As described under “Employment Agreements” above, Mr. Cummins entered into a five-year employment agreement with Cyberonics in August 2005. In considering the adoption of Mr. Cummins’ employment agreement, the Board of Directors engaged the services of Towers Perrin to conduct an independent compensation review, including a review of salary, bonus and stock option grants for our Chief Executive Officer. Towers Perrin submitted its recommendations to the Compensation Committee and recommended an increase in salary for Mr. Cummins. The recommendation was based on Towers Perrin’s survey of comparable high growth medical device, pharmaceutical and biotechnology companies. The compensation package in the new employment agreement is approximately equal to the seventy-fifth percentile of the peer group surveyed by Towers Perrin and as reflected in the employment agreement. Under the employment agreement, Mr. Cummins’ base salary was increased to $600,000 from $395,000 in the fiscal year ended April 28, 2006. Mr. Cummins received a grant of 75,000 shares of restricted stock, vesting 15,000 shares at the end of each year over a five-year period, in connection with the execution of the employment agreement. The agreement also provided that Mr. Cummins would receive on the first anniversary of the date of execution of this employment agreement, a grant of 75,000 shares of restricted stock vesting 18,750 shares at the end of each year over a four-year period; and on the second anniversary of the execution date, a grant of 75,000 shares of restricted stock vesting 25,000 shares at the end of each year over a three-year period. For the fiscal year ended April 28, 2006, Mr. Cummins was not awarded a bonus, based on our performance.

On November 18, 2006, Mr. Cummins resigned from all positions with Cyberonics and its Board of Directors. In connection with Mr. Cummins’ resignation, Cyberonics entered into a Resignation Agreement, dated November 17, 2006, with Mr. Cummins (the “Cummins Resignation Agreement”). The Cummins Resignation Agreement provided for the payment of approximately $1.7 million in cash within five days, the issuance of 75,000 unregistered shares of Cyberonics’ common stock to Mr. Cummins, the acceleration of vesting for outstanding options and restricted stock grants and the payment of certain benefits. The Cummins Resignation Agreement also provided for the payment to Mr. Cummins of an amount equal to the cash value of 75,000 shares of Cyberonics’ common stock within one week of the filing of Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 28, 2006 and for the payment of cash for certain tax payments that will be incurred by Mr. Cummins as provided in Paragraph 6(f) of his employment agreement.

Respectfully submitted by the Compensation
Committee of the Board of Directors of Cyberonics,

Stanley H. Appel, M.D.
Tony Coelho*
Kevin S. Moore*
Reese S. Terry*

*	Effective November 2006, Messrs. Coelho, Moore and Terry are no longer members of the Compensation Committee of the Board of Directors of Cyberonics, Inc.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee was chaired by Guy C. Jackson and also included Alan J. Olsen and Michael J. Strauss, M.D. during the fiscal year ended April 28, 2006. Beginning in November 2006, Kevin S. Moore and Hugh M. Morrison formally replaced Alan J. Olsen and Michael J. Strauss, M.D. on the Audit Committee.

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of the NASDAQ Stock Market LLC. The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing requirements as they continue to evolve. A copy of the Audit Committee Charter is attached to the proxy statement as Appendix B and may also be found on our website at www.cyberonics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 28,

2006 with Cyberonics’ management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors their independence from Cyberonics and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements in Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 28, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of
the Board of Directors of Cyberonics,

Guy C. Jackson
Kevin S. Moore
Hugh Morrison

Audit and Other Fees

Set forth below is the aggregate fees billed by KPMG LLP, our independent auditor, for each of our last two fiscal years.

	52 Weeks	52 Weeks
	Ended	Ended
	April 28, 2006(4)	April 29, 2005

Audit Fees(1)	$1,225,176	$774,700
Audit-Related Fees(2)	127,514	6,000
Tax Fees(3)	42,500	47,000

Total	$1,395,190	$827,700

(1)	Audit Fees are fees we paid to KPMG LLP for professional services related to the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees are fees paid to KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and employee benefit plans that are not reported above under “Audit Fees.”

(3)	Tax Fees are fees paid to KPMG LLP for tax compliance, tax advice and tax planning.

(4)	Amounts reported for the fiscal year ended April 28, 2006 are estimates provided for audit services that will be completed prior to the filing of our Annual Report on Form 10-K.

Consistent with the Audit Committee Charter, all services provided by KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by KPMG LLP were compatible with maintaining KPMG LLP’s independence.

STOCKHOLDER DIRECTOR NOMINATIONS

On May 31, 2006, The Committee for Concerned Cyberonics, Inc. Shareholders (the “Committee”) sent us a letter purporting to nominate three individuals, Eric J. Nestler, Jeffrey E. Schwarz and Arthur L. Rosenthal, to stand for election at the Annual Meeting. On November 1, 2006, the Committee sent us a letter purporting to nominate a fourth candidate, Alfred J. Novak, to stand for election at the Annual Meeting.

The Committee consists of the following members: Metropolitan SPV, L.P., a Delaware limited partnership; Metropolitan SPV GP, L.L.C., a Delaware limited liability company; Bedford Falls Investors, L.P., a Delaware limited partnership; Metropolitan Capital Advisors, L.P., a Delaware limited partnership; Metropolitan Capital Advisors, Inc., a New York corporation; Metropolitan Capital Partners II, L.P., a New York limited partnership; KJ Advisors, Inc., a New York corporation; Metropolitan Capital Advisors International Limited, a British Virgin Islands international business company; Metropolitan Capital Partners III, L.P., a Delaware limited partnership; Metropolitan Capital III, Inc., a Delaware corporation; Metropolitan Capital Advisors Select Fund, L.P., a Delaware limited partnership; Metropolitan Capital Select, L.L.C., a Delaware limited liability company; Jeffrey E. Schwarz; Karen L. Finerman; Eric J. Nestler; and Arthur Rosenthal.

On September 11, 2006, the Committee filed a Schedule 13D with the Securities and Exchange Commission and filed soliciting material pursuant to Section 14A of the Exchange Act indicating its intention file a proxy statement with the Securities and Exchange Commission and to proceed with a solicitation of proxies from stockholders to elect certain persons nominated by the Committee for election to our Board at the Annual Meeting. Subsequent to this filing, the Committee filed a preliminary proxy statement and various solicitation materials with the Securities and Exchange Commission pursuant to Section 14A of the Exchange Act.

PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the requirements set forth in the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2007 Annual Meeting of Stockholders must be received by us no later than [          ], 2007 in order that they may be included in the proxy statement and proxy card relating to that meeting. If a stockholder intends to submit a proposal at the 2007 Annual Meeting of Stockholders that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than [          ], 2007.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended April 28, 2006, accompanies the proxy material being mailed to all of our stockholders. The Annual Report is not part of the proxy solicitation material.

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION
OF PROXIES BY CYBERONICS, INC.

Under applicable Securities and Exchange Commission rules and regulations, each member of our Board of Directors and certain of our officers and employees may be deemed to be a “participant” in the solicitation of proxies for our 2006 Annual Meeting of Stockholders. The following sets forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the persons who may be deemed to be “participants” in our solicitation.

Directors and Nominees

The principal occupations of our directors and director nominees who may be deemed to be “participants” are set forth under “Proposal No. 1: Election of Directors” of the proxy statement. The name and business addresses of the organizations of principal occupations or employment of our directors and director nominees are as follows:

Name	Business Address

Stanley H. Appel, M.D.	Methodist Neurological Institute Department of Neurology 6560 Fannin, Suite 902 Houston, Texas 77030
Tony Coelho	c/o Cyberonics, Inc. 100 Cyberonics Boulevard Houston, Texas 77058
Guy C. Jackson	c/o Cyberonics, Inc. 100 Cyberonics Boulevard Houston, Texas 77058
Kevin S. Moore	The Clark Estates, Inc. One Rockefeller Plaza, 31st Floor New York, New York 10020
Hugh M. Morrison	3555 Timmons Lane, Suite 600 Houston, Texas 77027
Alan J. Olsen	c/o Cyberonics, Inc. 100 Cyberonics Boulevard Houston, Texas 77058
Michael J. Strauss, M.D., M.P.H.	c/o Cyberonics, Inc. 100 Cyberonics Boulevard Houston, Texas 77058
Reese S. Terry, Jr.	c/o Cyberonics, Inc. 100 Cyberonics Boulevard Houston, Texas 77058

Executive Officers and Participant Employees

The following table sets forth the name and the principal occupations or employment of each of our executive officers and employees who may be deemed to be “participants.” The principal occupation/employment refers to such person’s position with Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058.

Name	Principal Occupation/Employment

George E. Parker, III	Interim Chief Operating Officer
John A. Riccardi	Interim Chief Financial Officer
Reese S. Terry, Jr.	Interim Chief Executive Officer
David S. Wise	Vice President, General Counsel and Secretary

Information Regarding Ownership of Cyberonics, Inc. Securities by Participants

The number of shares of our common stock held as of November 30, 2006 by our directors, director nominees and executive officers who may be deemed to be “participants” is set forth under ’Security Ownership of Certain Beneficial Owners and Management” of the proxy statement.

Information Regarding Transactions in Cyberonics, Inc.’s Securities by Participants

The following table sets forth purchases and sales of our equity securities by each participant during the past two years (November 30, 2004 through November 30, 2006). Unless otherwise indicated, all transactions were effected in the public market and none of the purchase price or market value of the securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the securities.

		Number of Shares of
		Common Stock,
		Options to Purchase
		Shares of Common
		Stock, and Units
		Acquired or
Name	Date	(Disposed of)	Transaction Footnote

Stanley H. Appel, M.D.	02/10/2005	20,000	(1)
	02/10/2005	(20,000)	(2)
	06/01/2005	5,000	(3)
Tony Coelho	02/14/2005	(5,700)	(4)
	06/01/2005	5,000	(3)
	10/11/2005	3,400	(4)
Guy C. Jackson	06/01/2005	5,000	(3)
	10/12/2005	1,000	(4)
Kevin S. Moore	06/01/2005	5,000	(3)
	12/12/2005	55,100	(5)
	12/13/2005	44,900	(5)
Hugh H. Morrison	—	—	—
Alan J. Olsen	06/01/2005	5,000	(3)
	01/05/2006	19,000	(1)
	01/05/2006	(19,000)	(2)
George E. Parker, III	04/07/2005	10,000	(1)
	04/07/2005	(10,000)	(2)
	06/01/2005	5,000	(3)
John A. Riccardi	—	—	—
Michael J. Strauss, M.D., M.P.H.	06/01/2005	5,000	(3)
Reese S. Terry, Jr.	02/10/2005	(25,000)	(4)
	06/01/2005	5,000	(3)
	04/11/2006	33,500	(1)
	06/09/2006	(8,500)	(4)
David S. Wise	06/01/2005	10,000	(3)

(1)	Represents shares acquired upon the exercise of stock options.

(2)	Represents an open-market sale of shares acquired through the exercise of stock options.

(3)	Represents a restricted stock grant that vests 20% each year over a five-year period.

(4)	Represents shares purchased or (sold) on the open market.

(5)	Represents shares purchased or (sold) on the open market, such shares being beneficially owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or the proxy statement, neither any participant nor any of their respective associates (together, the “Participant Associates”),was or is either a party to any transaction or series of transactions since April 30, 2005, the beginning of our last fiscal year, or has knowledge of any currently proposed transaction or series of proposed transactions, (1) to which we or any of our subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000 and (3) in which any participant or Participant Associate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Appendix A or the proxy statement, no participant, directly or indirectly, beneficially owns any of our securities or any securities of our subsidiaries and no participant owns any of our securities of record but not beneficially.

Except as described in this Appendix A or the proxy statement, no participant or Participant Associate has any arrangement or understanding with any person respecting any future employment by us or any of our affiliates or any future transactions to which we or any of our affiliates will or may be a party. Except as described in this Appendix A or the proxy statement, no participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any of our securities.

APPENDIX B

CYBERONICS, INC.
AUDIT COMMITTEE CHARTER
(as amended and restated as of December 20, 2006)

General Purpose

The Audit Committee of Cyberonics, Inc. (the “Company”) is appointed by the Board of Directors of the Company (the “Board”) to assist the Board and to perform an oversight function with respect to the following:

(1) monitoring actions taken by the Company to comply with its internal accounting and control policies as well as external accounting, legal and regulatory requirements;

(2) reviewing the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion on in the Company’s Form 10-K (“independent auditors”); and

(3) reviewing the Company’s consolidated financial statements and internal controls with management and the independent auditors;

(4) selecting the Company’s independent auditors and evaluating their performance.

Selection of Members of the Audit Committee

The Audit Committee shall be comprised of three or more directors, as determined by the Board or the Nominating & Corporate Governance Committee of the Board, none of whom shall be an affiliate of the Company or an employee or a person who receives any compensation from the Company other than fees paid for service as a director. The members of the Audit Committee shall be elected by the Board or the Nominating & Corporate Governance Committee of the Board annually and shall serve until their successors shall be duly elected and qualified. Each member shall be “independent” as defined from time to time by the listing standards of the NASDAQ Stock Market LLC (the “Nasdaq”) and by applicable regulations of the Securities and Exchange Commission (the “SEC”). If the Company’s securities are listed on any other exchange, the Audit Committee shall meet the independence and experience requirements of such exchange. Each member of the Audit Committee shall be financially literate and must meet such other qualifications as may be established by the Nasdaq and the SEC.

Accountability of the Independent Auditors

The independent auditors are accountable to the Audit Committee. The Audit Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and where appropriate, dismissal of the Company’s independent auditors.

Authority and Responsibilities of the Audit Committee

The Audit Committee has the authority, at the Company’s expense, to retain professional advisors, including without limitation special legal, accounting or other consultants, to advise the Audit Committee, as the Audit Committee deems necessary or advisable in connection with the exercise of its powers and responsibilities as set forth in this Audit Committee Charter, all on such terms as the Audit Committee deems necessary or advisable.

The Audit Committee may require any officer or employee of the Company or its subsidiary, the Company’s outside legal counsel or the Company’s independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall be responsible for the resolution of any disagreements between the independent auditors and management regarding the Company’s financial reporting.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors employed by the Company for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee.

The Audit Committee should meet at least quarterly with management and the independent auditor in separate executive sessions to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee shall make regular reports to the Board.

In connection with the general purpose, powers and responsibilities set forth above, the Audit Committee shall also:

Independent Auditor

1. Appoint and approve the fees to be paid to the independent auditor, which firm is ultimately accountable to the Audit Committee.

2. Annually review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor. Evaluate the performance of the independent auditor and replace the independent auditor if appropriate.

3. Review and approve the plan and scope of the audit, non-audit services and the fees to be paid for such services.

4. Review and approve the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account on a management level or higher.

5. Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor and take appropriate action to oversee the auditor’s independence.

Financial Statements

6. Review with management and the independent auditor the Company’s quarterly or annual consolidated financial information prior to the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, or prior to the release of earnings and meet at least quarterly with the Chief Financial Officer and the independent auditor in separate executive sessions.

7. Discuss and review with the independent auditor issues on which it has consulted with its national office of the independent auditor.

8. Review and discuss with management and the independent auditor the annual audited consolidated financial statements including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s consolidated financial statements. Based on the foregoing review, make its recommendation to the Board as to the inclusion of the Company’s annual consolidated financial statements in the Company’s Annual Report on Form 10-K.

9. Review with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s consolidated financial statements, including a review of the effect of alternative GAAP methods on the Company’s consolidated financial statements when new material procedures, transactions or policies are adopted or approved or changes are made to material procedures or policies and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

10. Review with management, the independent auditor and counsel, as appropriate, the effect of financial, regulatory and accounting initiatives and related disclosure requirements. Discuss the impact of off-balance sheet structures, if any, on the Company’s consolidated financial statements.

11. Meet periodically with management to review the Company’s major financial risk exposures of the type disclosed in connection with the Company’s discussion of quantitative and qualitative market risks in its Quarterly Reports on Form 10-Q and Amended Reports on Form 10-K and the steps management has taken to monitor and control such exposures.

12. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

13. Review with the Company’s Chief Financial Officer and the independent auditor that nothing has come to their attention that would lead them to believe that the Company’s foreign subsidiary and foreign affiliated entities are not in conformity with applicable legal requirements, including disclosures of insider and affiliated party transactions.

14. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the Company’s audit.

15. Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s consolidated financial statements or accounting policies.

16. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.

Such review should include:

(a) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management; and

(b) any changes required in the planned scope of the audit.

17. Monitor actions taken by the Company in response to any letters or reports to management provided by the internal auditors or independent auditors.

18. Review the Company’s policies with respect to conflicts of interest.

19. Review and approve all related-party transactions.

Internal Audit

20. Review and approve the hiring, reassignment, or dismissal of the Director of Internal Audit. The Director of Internal Audit will report to the Audit Committee. The Chief Financial Officer will have day-to-day administrative responsibility for the Director of Internal Audit.

21. Review and approve an annual audit plan prepared by the Director of Internal Audit regarding objectives, organizational structure, qualifications and staffing of the internal audit department. Review and approve any major changes to the scope of the internal audit plan.

22. Review and approve an annual budget for Internal Audit that contains resources necessary to complete the annual audit plan.

23. Discuss with the Director of Internal Audit any significant uncorrected failures of internal control, improper conduct or other significant financial or accounting matters that, in the opinion of the Director of Internal Audit, are not receiving adequate management attention.

Ethical and Legal Compliance

24. Review with management, the internal auditors and the independent auditors the Company’s policies and procedures regarding compliance with its internal policies as well as applicable laws and regulations, including without limitation with respect to maintaining books, records and accounts and a system of internal accounting controls in accordance with Section 13(b)(2) of the Securities Exchange Act of 1934, as amended.

25. Establish procedures for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls and auditing matters and (b) the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

26. Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data and (b) any fraud, including that which involves management or other employees who have a significant role in the Company’s internal controls.

27. Investigate at its discretion any matter brought to its attention by, without limitation by enumeration, reviewing the Company’s books, records and facilities and interviewing Company officers or employees.

28. Review and approve the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

29. Review with the Company’s General Counsel legal matters that may have a material impact on the consolidated financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

30. Inquire of the independent auditor whether any violation of Section 10A (relating to the detection of illegal acts that may have a direct and material effect on the determination of financial statement accounts) of the Securities Exchange Act of 1934, as amended, has been detected.

31. Review the appointment and any replacement of the Chief Financial Officer.

General

32. Review and reassess the adequacy of this Audit Committee Charter annually and recommend any proposed changes to the Board for approval.

33. Perform any other activities consistent with this Audit Committee Charter, the Company’s Certificate of Incorporation and Bylaws, listing standards of the Nasdaq and governing law as the Audit Committee or the Board deems necessary or appropriate.

Limitation on Responsibilities and Powers

While the Audit Committee has the responsibilities and powers set forth above in this Audit Committee Charter, it is not the duty or responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles (this determination shall remain the responsibility of management and the independent auditor).

PLEASE VOTE TODAY!
SEE REVERSE
SIDE FOR THREE EASY WAYS TO VOTE.

WHITE PROXY
CYBERONICS, INC.
ANNUAL MEETING OF STOCKHOLDERS — FEBRUARY 1, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2006 Annual Meeting of Stockholders, and hereby appoints Reese S. Terry, Jr. and John A. Riccardi, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on February 1, 2007 at [______], central time, at [__________________], and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.
This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR items 1 and 2, and as the proxies deem advisable on such other matters as may come before the meeting.
The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.
IMPORTANT—PLEASE SIGN AND DATE THIS WHITE PROXY CARD ON THE REVERSE SIDE.

CYBERONICS, INC.
YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Cyberonics, Inc.’s.
common stock for the upcoming Annual Meeting of Stockholders.
PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone — Please call toll-free in the U.S. or Canada at 1-866-[XXX-XXXX] on a touch-tone telephone. If outside the U.S. or Canada, call 1-610-[XXX-XXXX]. Please follow the simple instructions. You will be required to provide the unique control number printed below.
OR
2.	Vote by Internet — Please access https://www.proxyvotenow.com/[xyz], and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a WHITE proxy card.
OR
3.	Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Cyberonics, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155
▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

WHITE PROXY
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” BOTH ITEMS BELOW.

1.	Election of Directors

		FOR ALL	WITHHOLD AUTHORITY FOR ALL	FOR ALL EXCEPT
		☐	☐	☐
(01) Stanley H. Appel, M.D.
(02) Tony Coelho
(03) Guy C. Jackson
(04) Kevin S. Moore
(05) Hugh M. Morrison
(06) Alan Olsen
(07) Michael J. Strauss, M.D., M.P.H.
(08) Reese S. Terry, Jr.

To withhold authority for an individual nominee, mark “FOR ALL EXCEPT” and write each withheld nominee’s number on the line below:

2	Proposal to ratify the selection of KPMG LLP as Cyberonics, Inc.’s independent registered public accounting firm for the fiscal year ending April 27, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Date:

Signature:

Signature:

Title:

(This proxy should be dated, signed exactly as your name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If the shares are held by joint tenants or as community property, both owners should sign this proxy.)